UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 7, 2006

Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation)
333-64122 (Commission File Number)	22-3755993 (I.R.S. Employer Identification No.)
14550 Torrey Chase Boulevard, Suite 330 Houston, Texas (Address of Principal Executive Offices)	77014-1022 (Zip Code)

(281) 453-2888
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪ Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

⁪ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁪ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On June 7, 2006, we announced that we had signed a non-binding letter of intent to further evaluate the potential of a purchase transaction to acquire several U.S. rotary land drilling rigs. Subsequently, on June 28, 2006, we entered into an interim non-binding agreement which superseded the letter of intent. The transactions contemplated are non-binding, are subject to the parties entering into definitive documentation, financing, acceptable financial statements from the entity to be acquired, an appraisal acceptable to lenders, and board and potentially shareholder approvals. It is uncertain if these conditions will be satisfied or waived. The term expires on August 4, 2006, unless terminated earlier or extended by mutual consent. If the transactions are consummated, we would acquire all of the shares of the entity owning the rigs for $50 million in cash and 500,000 shares of common stock with registration rights. The transaction would besubject to customary conditions, no shop and confidentiality provisions. Effective upon closing, we would enter into employment agreements with certain of the principals. At this time it is uncertain if this transaction will occur, and if it were to occur, what form and terms of the financing would be in order to consummate the transaction.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLAST ENERGY SERVICES, INC. (Registrant)
Dated: July 13, 2006	By:	/s/ David M. Adams
David M. Adams
Chief Operating Officer

Dated: July 13, 2006	By:	/s/ John O’Keefe
John O’Keefe
Chief Financial Officer